SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Robeco-Sage Triton Master Fund, L.L.C.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                      Robeco Investment Management, Inc.
                      909 Third Avenue
                      32nd Floor
                      New York, New York  10022

Telephone Number (including area code): (212) 908-9660

Name and address of agent for service of process:

                      Timothy J. Stewart
                      Robeco Investment Management, Inc.
                      909 Third Avenue
                      32nd Floor
                      New York, New York 10022

Copy to:

George M. Silfen, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York, 10022




Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

             X   Yes               No
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          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 6th day of August, 2008.

                                        Robeco-Sage Triton Master Fund, L.L.C.


                                        By: /s/ Timothy J. Stewart
                                            ------------------------------------
                                            Name:  Timothy J. Stewart
                                            Title: Manager